Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Wheels Up Experience Inc. on Form S-8 of our report dated March 15, 2021, except for the effects of the restatement discussed in Note 2 and 9 and the subsequent events discussed in Note 11C and 11D as to which the date is May 5, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Aspirational Consumer Lifestyle Corp. as of December 31, 2020 and for the period from July 7, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on August 19, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

Melville, NY

September 17, 2021